SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




        Date of Report (Date of earliest event reported): May 29, 1998


Commission              Exact Name Of Registrant As             IRS Employer
File Number              Specified In Its Charter             Identification No.
-----------              ----------------------------         ------------------

  1-12459              MidAmerican Energy Holdings Company        42-1451822
                              (An Iowa Corporation)


  1-11505                 MidAmerican Energy Company              42-1425214
                              (An Iowa Corporation)



666 Grand Avenue, P. O. Box 657, Des Moines, Iowa      50303-0657
(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:    515/242-4300



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Item 5.  OTHER EVENTS.

          MidAmerican Energy Company, a public utility company and wholly owned subsidiary of MidAmerican Energy Holdings Company, announced on May 29, 1998 MidAmerican Energy Company's Louisa Energy Center, a 700 MW coal-fired electric generating plant, was shut down Wednesday morning, May 27, when a generator step-up transformer failed. A copy of MidAmerican's press release is attached to this report.



Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

                 (c)  Exhibits.

                 Press Release of MidAmerican Energy Company dated May 29, 1998.



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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          MIDAMERICAN ENERGY HOLDINGS COMPANY
                                          MIDAMERICAN ENERGY COMPANY



                                          /s/ Paul J. Leighton
                                          Paul J. Leighton
                                          Vice President and Corporate Secretary



June 1, 1998



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FOR IMMEDIATE RELEASE

May 29, 1998


Tim Grabinski at 515-281-2343
(tdgrabinski@midamerican.com)


MidAmerican Energy Company's Louisa Energy Center, a 700 MW coal-fired electric generating plant located near Muscatine, Iowa, was shut down Wednesday morning, May 27, when a generator step-up transformer failed.

The company is in discussions with several parties regarding the lease of a replacement transformer for use at Louisa. If a lease is arranged as expected, the replacement transformer should be in place by mid to late summer, 1998. It is expected that Louisa will then return to service with an output of approximately 600 MW, due to the smaller size of the replacement transformer.

A preliminary inspection of the failed transformer indicated that it could be repaired. The company anticipates that the repaired transformer will be re-installed by the spring of 1999, allowing Louisa to operate at full capacity at that time. The company is currently evaluating the costs of the Louisa outage.

MidAmerican expects that electric service to its customers, and the price of electricity paid by Iowa customers, will not be affected. During the outage, the company intends to supply its customers with electricity from its other generating resources as well as from purchases, when necessary, in the wholesale electric market.


MidAmerican Energy Holdings Company, headquartered in Des Moines, Iowa, includes MidAmerican Energy, Iowa's largest energy company. MidAmerican Energy serves 648,000 electric customers and 619,000 natural gas customers in Iowa, Illinois, Nebraska and South Dakota. MidAmerican's common stock is traded on the New York Stock Exchange under the symbol MEC. Information is available on the Internet at http://www.midamerican.com.